Exhibit 10.3

FIRST ADDENDUM TO MASTER SERVICES AGREEMENT

THIS FIRST ADDENDUM TO MASTER SERVICES AGREEMENT (this “Addendum”), entered into and effective as of September 15, 2023 (the “Effective Date”), will act to modify, amend and serve as an addendum to, that certain Master Services Agreement (as amended from time to time, the “Agreement”) dated September 1, 2022 between Epiq Scripts, LLC (“Epiq Scripts”), and Mangoceuticals, Inc. (“Customer”), each a “Party” and collectively the “Parties”. Unless expressly defined herein, all defined terms referenced herein shall have the same definitions as set forth in the Agreement. If any term in the Agreement conflicts with any provision of this Addendum, the provision of this Addendum shall take precedence and govern, and any such term shall be of no effect whatsoever to the extent applied to the subject matter of this Addendum.

WHEREAS, Epiq Scripts and Customer entered into the Agreement, for Epiq Scripts, as Customer’s exclusive provider, to provide certain pharmacy and related services (defined as Services in the Agreement) to Customer in the United States;

WHEREAS, Epiq Scripts agrees to provide Customer with all compounding records in association with all Mango CPI and any future Mango CPI (as defined below);

WHEREAS, the Parties also desire to amend the Agreement to include certain Right of First Negotiation Rights and Right of First Refusal Rights, as well as certain exclusivity rights, on the terms and subject to the conditions set forth below;

WHEREAS, the Agreement provides for Epiq Scripts to be the Customer’s exclusive provider of Services during the Term of the Agreement as long as Epiq Scripts complies with the terms of the Agreement;

WHEREAS, Customer desires to expand its operations beyond the United States to other countries, including, without limitation, Mexico and the United Kingdom, where Epiq Scripts does not currently maintain licenses or permits (“Future Jurisdictions”, which shall also include, to the extent applicable, any state in the United States in which Epiq Scripts does not then hold required permits or licenses for the provision of the Pharmaceutical Services (as defined below)); and

WHEREAS, Epiq Scripts and Customer desire to enter into this Addendum to provide for certain rights to Epiq Scripts in the event that the Customer seeks to obtain Services or pharmaceutical services in connection with the Products (collectively, “Pharmaceutical Services”) in a Future Jurisdiction and/or to terminate Epiq Scripts’ rights to provide exclusive Services in any current state of the United States or Future Jurisdiction where Epiq Scripts may then be providing Services to Customer (each a “Current Jurisdiction”), as set forth in greater detail below.

EPIQ SCRIPTS, LLC – MANGOCEUTICALS, INC.
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NOW THEREFORE, in recognition of the above Recitals and in consideration of the agreements, mutual covenants, terms and conditions set forth in the Agreement and this Addendum, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confirmed, the Parties hereby agree as follows:

ARTICLE I.

DEFINITIONS.

Unless otherwise required by the context in which a defined term appears, or otherwise set forth, the following terms shall have the meanings specified in this ARTICLE I. Terms that are defined in other Articles shall have the meanings given to them in those Articles.

1.1. “Affiliate” means with respect to a specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

1.2. “Asset Sale” means any sale, exchange, assignment, conveyance, transfer, delivery, license, liquidation or other disposition of any of Epiq Scripts’ or any of its subsidiaries’ properties or assets, including Epiq Scripts’ or any of its subsidiaries’ executory contracts and associated resources, other than in the ordinary course of business consistent with Epiq Scripts’ and its subsidiaries’ historic past practice.

1.3. “Beneficial Owner” has the meaning ascribed to it in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended.

1.4. “Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of Texas are authorized or required by law or other governmental action to close.

1.5. “Extraordinary Transaction” means any of the following: (i) any merger, reorganization, share exchange, consolidation or other business combination involving Epiq Scripts or any of its subsidiaries, other than (A) a merger or consolidation of Epiq Scripts in which the holders of capital stock or membership interests of Epiq Scripts immediately prior to such merger or consolidation continue to hold a majority of the capital stock or membership interests of Epiq Scripts or the surviving entity after giving effect to such merger or consolidation, and (B) any merger or similar transaction effected solely to change the domicile of Epiq Scripts or any of its subsidiaries; (ii) any acquisition by any Person or Group (including any “person” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) as a result of which, such Person (or any Group of which such Person is a member) or Group becomes a Beneficial Owner of 20% or more of the issued and outstanding shares of capital stock or membership interests of Epiq Scripts or any of its subsidiaries in any single transaction or a series of related transactions; (iii) any sale, liquidation or transfer of all or substantially all of the assets of Epiq Scripts; or (iv) the redemption or repurchase of shares or membership interests of Epiq Scripts, the effect of which is that any Person or Group that did not beneficially own a majority of the voting power of the outstanding shares of capital stock or membership interests of Epiq Scripts immediately prior to such redemption or repurchase owns at least a majority of such voting power of the outstanding shares of capital stock or membership interests of Epiq Scripts after such redemption or repurchase.

1.6. “Future Improvements” means all Mango CPI known to, created by, obtained by, or invented by, Epiq Scripts after the Effective Date and relating to (a) the Mango CPI; or (b) any other product(s) sold by Customer.

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1.7. “Gross Sales” means an amount (not less than zero) determined as of the end of any applicable period of determination, for any applicable period of determination, equal to (a) the sum of any cash revenues actually received by the Customer in connection with the sale of Prescription Products for such applicable period of determination, minus (b)(x) the amount of any returns, rejections, discounts, rebates, chargebacks and other refunds relating to Prescription Products, and allowances and adjustments actually credited to customers for Prescription Products that are spoiled, damaged, outdated, obsolete, returned or otherwise recalled, but only if and to the extent the same are in accordance with sound business practices and not in excess of customary industry standards, each during the applicable period, or for any other period during which the Non-Use Fee has previously been paid, if affected during the current period, and each in the case of (a) or (b), as determined in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied.

1.8. “Group” means two or more Persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of the applicable securities referred to herein.

1.9. “Mango CPI” means all production methods, processes, formulations, technology, documents, technical information concerning equipment, services, processes, technologies and methods, compounding training methods or records and training processes created by, invented or known to Epiq Scripts relating to the Products.

1.10. “Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or government, political subdivision, agency or instrumentality.

1.11. “Prescription Products” means Products sold by the Customer which must be prescribed by a medical doctor.

1.12. “Proposal” means any agreement, arrangement, offer or proposal (including a letter of intent, term sheet, form of definitive agreement or definitive agreement) for a Sale Event; provided, however, that the term Proposal shall not include any Proposal by Customer.

1.13. “Representatives” means, with respect to a Person, such Person’s legal, financial, internal and independent accounting and other advisors and representatives.

1.14. “Right of First Negotiation Rights” means those rights of Epiq Scripts set forth in ARTICLE V hereof.

1.15. “ROFR Term” means the period from the Effective Date until the fifth (5th) anniversary of the Effective Date, unless mutually agreed by the Parties in writing.

1.16. “Sale Event” means any Asset Sale or Extraordinary Transaction.

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ARTICLE II.

TERMINATION OF EXCLUSIVITY

AS TO FUTURE JURISDICTIONS OR CURRENT JURISDICTIONS.

2.1. The Parties agree that should Customer decide to transfer any Services provided by Epiq Scripts in a Current Jurisdiction to another pharmaceutical service provider (“Transferred Services”), the Customer shall pay Epiq Scripts a fee of One Percent (1%) of the total Gross Sales of all Prescription Products (defined below) by Customer resulting from the Transferred Services in the Current Jurisdiction, for a period of the lesser of (a) five (5) years from the date Customer transferred the Transferred Services; and (b) through the end of the Term of the Agreement (including where applicable, any Renewal Term)(the “Non-Use Fee”). The Non-Use Fee shall be payable monthly in arrears, for calendar quarters, by the 15th day following the end of each calendar quarter.

2.2. The Parties confirm and acknowledge that the Non-Use Fee shall not apply, and Customer shall not be obligated to pay any Non-Use Fee (a) in the event that the Transferred Services are provided directly by Customer or a majority-owned subsidiary of Customer; (b) in the event the Customer decides to enter into an agreement with another pharmaceutical service provider to provide Pharmaceutical Services in a Future Jurisdiction (“New Services”); or (c) in connection with any services provided by any parties in any Future Jurisdictions.

ARTICLE III.

RIGHT OF FIRST NEGOTIATION FOR FUTURE PHARMACY SERVICES

3.1. During the ROFR Term, Customer agrees to notify Epiq Scripts in writing of any plans to (a) expand its need for pharmacy services outside of those contemplated by the Agreement; (b) expand its need for pharmacy services into a new jurisdiction which Epiq Scripts does not then operate in (including, but not limited to new countries); or (c) begin providing pharmacy services internally (either through organic growth or acquisition) (the “Customer Notice”).

3.2. Upon receipt of such Customer Notice, Epiq Scripts shall have a period of thirty (30) days to determine whether (i) in connection with Section 5.1(a) Epiq Scripts desires to seek to expand its operations to meet the demand contemplated by Customer Notice; or (ii) in connection with Section 5.1(b) Epiq Scripts desires to seek to expand its operations into the new jurisdiction described in the Customer Notice, and in the case of an affirmative determination pursuant to (i) or (ii), Epiq Scripts shall notify Customer of its intention and the contemplated timing of such actions (a “Customer Notice Response”).

3.3. In the event that Epiq Scripts has provided Customer a Customer Notice Response, Customer shall discuss and negotiate the Customer Notice Response in good faith with Epiq Scripts for a period of not less than fifteen (15) days. In the event the Parties are unable to come to mutually agreeable terms on Epiq Scripts’ provision of future services to Customer as contemplated by Customer Notice, after such fifteen (15) day negotiation period, for any reason, Customer shall be under no further obligation under this ARTICLE V in regards to such matter descried in Customer Notice.

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3.4. In the event Customer has provided a Customer Notice pursuant to Section 5.1(c), Customer shall discuss the Customer Notice in good faith with Epiq Scripts and the possibility of Epiq Scripts either co-operating the pharmacy or providing management services to Customer in connection with the event described in the Customer Notice, the fees in connection therewith and services to be provided in connection therewith, for a period of not less than fifteen (15) days. In the event the Parties are unable to come to mutually agreeable terms regarding such matters after such fifteen (15) day negotiation period, for any reason, Customer shall be under no further obligation under this ARTICLE V in regards to such matter described in the applicable Customer Notice.

ARTICLE IV.

RIGHT OF FIRST REFUSAL FOR EPIQ SCRIPTS SALE

4.1. Notice of Proposal.

2.1.1 Within three (3) days of receiving any contemplated Proposal, and prior to agreeing to, entering into, or becoming bound in any way in connection with, such Proposal, Epiq Scripts shall provide a written notice of such Proposal (the “Epiq Scripts Notice”) to Customer. The Epiq Scripts Notice shall include (i) a true and correct copy of the Proposal, including all schedules, exhibits and ancillary documents related thereto, and (ii) the expected date of consummation of such transaction contemplated by the Proposal.

2.1.2 Immediately after delivering the Epiq Scripts Notice to Customer, Epiq Scripts shall provide Customer and its Representatives access to, and, if requested, copies of, the information and other diligence materials, including all non-public information of Epiq Scripts or its subsidiaries, that are or have been supplied to any third party or any third party’s Representatives in connection with the Proposal.

4.2. Right of First Refusal.

2.1.3 Right of First Refusal with Respect to an Extraordinary Transaction. Upon receipt of Epiq Scripts Notice with respect to an Extraordinary Transaction, Customer shall have the irrevocable and exclusive option, at its sole discretion, to become, or to have any of its Affiliates become, the purchaser with respect to the Extraordinary Transaction on substantially the same financial terms as provided in the Proposal. If Customer elects to become, or to have any of its Affiliates become, the purchaser, Customer shall deliver a written notice (the “Customer Proposal Notice”) to Epiq Scripts of such election within thirty (30) days from Customer receipt of Epiq Scripts Notice (such thirty (30) day period, the “Extraordinary Transaction Proposal Review Period”). Upon receipt by Epiq Scripts of the Customer Proposal Notice, Epiq Scripts shall not enter into or agree to the Proposal relating to the Extraordinary Transaction and shall enter into an agreement with Customer or any of its Affiliates (as designated by Customer) on substantially the same financial terms and containing substantially the same representations and warranties, exclusivity (including any no-shop or other similar provisions) and indemnities in favor of Customer or any of its Affiliates (as designated by Customer) as provided in the Proposal.

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2.1.4 Right of First Refusal with Respect to an Asset Sale. Upon receipt of the Proposal Notice with respect to an Asset Sale, Customer shall have the irrevocable and exclusive option, at its sole discretion, to purchase, or to have any of its Affiliates purchase, any or all of the properties or assets involved in such Asset Sale on substantially the same financial terms as provided in the Proposal, as adjusted for the specific properties or assets Customer elects to purchase, or to have any of its Affiliates purchase, as compared to all of the properties and assets subject to the Proposal. If Customer elects to purchase, or to have any of its Affiliates purchase, any or all of the properties or assets involved in such Asset Sale, Customer shall deliver a written notice (the “Asset Sale Proposal Notice”) to Epiq Scripts of such election within (i) thirty (30) days from the date Customer has received an Epiq Scripts Notice, if such Asset Sale is with respect to all or substantially all of Epiq Scripts’ or any of its subsidiaries’ properties or assets or (ii) thirty (30) days from the date Customer has received an Epiq Scripts Notice, specifying the properties or assets it elects to purchase if such Asset Sale is with respect to less than all or substantially all of Epiq Scripts’ or any of its Subsidiaries’ properties or assets (such thirty (30) day period, as applicable, the “Asset Sale Proposal Review Period”, and together with the Extraordinary Transaction Proposal Review Period, the “ROFR Review Period”). Upon receipt by Epiq Scripts of the Asset Sale Proposal Notice, Epiq Scripts shall (i) either (A) not enter into or agree to the Proposal governing the Asset Sale if Customer elects to purchase, or to have any of its Affiliates purchase, all of the properties or assets included in such Asset Sale or (B) amend the Proposal governing the Asset Sale to exclude the properties or assets that Customer elects to purchase, or to have any of its Affiliates purchase, and (ii) enter into an agreement with Customer or any of its Affiliates (as designated by Customer) (A) on substantially the same financial terms as provided in the Proposal, as adjusted as set forth above for the specific properties or assets Customer elects to purchase, or to have any of its Affiliates purchase, and (B) containing substantially the same representations and warranties, exclusivity (including any no-shop or other similar provision) and indemnities in favor of Customer or any of its Affiliates (as designated by Customer) as provided in the Proposal.

4.3. Procedure Upon Right of First Refusal.

2.1.5 With respect to each Proposal for which Customer received an Epiq Scripts Notice and for which Epiq Scripts and its subsidiaries complied with all of the applicable procedures and requirements of this ARTICLE VI (the “Noticed Proposal”), in the event that (i) Customer does not deliver a Customer Notice or Asset Sale Notice, as applicable, to Epiq Scripts prior to the expiration of the applicable ROFR Review Period or (ii) Customer delivers to Epiq Scripts prior to the expiration of the applicable ROFR Review Period an Asset Sale Notice that excludes any properties or assets that were subject of the applicable Proposal (such excluded properties or assets, the “Excluded Assets”), then, and only then, Epiq Scripts or its subsidiaries, as applicable, shall be free, for a period of sixty (60) days following expiration of the applicable ROFR Review Period (the “Noticed Proposal Period”), to enter into a letter of intent or other definitive agreement with respect to (x) in the case of clause (i), the Sale Event contemplated in such Noticed Proposal with the Person or Persons subject of such Noticed Proposal on terms and conditions substantially similar to, and in any event not more favorable in any material respect to such Person or Persons than, the terms and conditions described in the Noticed Proposal and (y) in the case of clause (ii), the Excluded Assets on terms and conditions substantially similar to, and in any event not more favorable in any material respect to such Person or Persons, as adjusted for the specific properties or assets Customer elected to purchase, or to have any of its Affiliates purchase, as compared to all of the properties and assets subject to the applicable Proposal; provided, however, that no such letter of intent or other definitive agreement shall provide for the payment of any fees and expenses, including any termination or break-up fees, or any similar provisions with any Person with respect to Customer’s rights hereunder with respect to a new Proposal resulting from a Material Change (defined below) as set forth in Section 2.1.6 or that otherwise imposes limitations or restrictions on Epiq Scripts’ or any of its Subsidiaries’ ability to comply with all of the terms of this Agreement.

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2.1.6 If, during a ROFR Review Period or a Noticed Proposal Period, any change or amendment to the applicable Proposal or Noticed Proposal is made that individually or in the aggregate with any other changes or amendments, is more favorable in any material respect to Customer or purchasers (a “Material Change”), then such Proposal or Noticed Proposal as changed or amended shall constitute a new Proposal subject to the terms and conditions of this ARTICLE VI.

4.4. Additional Information Rights. Epiq Scripts will furnish to Customer such other information as Customer may reasonably request in connection with any Proposal.

4.5. Term of Right of First Refusal Rights. The rights and obligations of Epiq Scripts as set forth above in this ARTICLE VI shall apply for the ROFR Term.

ARTICLE V.

SPECIFIC ENFORCEMENT

5.1. Each Party shall be entitled to obtain injunctive or other equitable relief (including a temporary restraining order, a preliminary injunction and a final injunction) against the other Party to prevent any actual or threatened breach of this Agreement and to enforce specifically the terms and provisions hereof, without the necessity of posting a bond or other security or of proving actual damages, in each case in addition to all other rights and remedies existing in its favor.

ARTICLE VI.

INCORPORATION BY REFERENCE.

6.1. Sections 16, 17.2, 17.3, 17.4, 17.5, 17.8, 17.9, 17.10, and 17.11 of the Agreement are incorporated by reference into this Addendum in their entirety, as if set forth herein (with the substitution of the term “Addendum” in the place of “Agreement” where necessary or warranted).

ARTICLE VII.

MISCELLANEOUS

7.1. Except as expressly modified by a term set forth herein, all terms and conditions of the Agreement shall remain in full force and effect.

7.2. This Addendum may be executed in any number of separate counterparts by the Parties hereto, all of which when so executed shall be deemed to be an original, but all such counterparts shall constitute one and the same Addendum.

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IN WITNESS WHEREOF, the Parties hereto have executed this Addendum on the day and date first above written.

“Epiq Scripts”		“Customer”

EPIQ SCRIPTS, LLC		MANGOCEUTICALS, INC.

By:	/s/ Sultan Haroon	By:	/s/ Jonathan Arango
Name:	Sultan Haroon	Name:	Jonathan Arango
Title:	Director	Title:	President

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